Exhibit 4.1
Year 2009 Performance Contract with Management of PetroChina Company Limited

Offeree: Name: ZHOU, Jiping		Offeror: Name: JIANG, Jiemin		Term of the Contract: January 1, 2010 to December 31, 2010
Title:	President of PetroChina Company Limited (“PetroChina”)	Title:	Chairman of the Board of Directors of PetroChina	Date of Execution:January 16, 2010

Indices	Key Performance	Weight (%)	Measurement	Target	Actual	Departments Providing the
	Indices (KPI)				Performance	Numbers

Profits Indices	Rate of return of the invested capital of PetroChina (ROIC)	35	%	8.4		Budget Management Department

	Net income of PetroChina (NI)	20	In 100 million RMB	1002

	Free cash flow of PetroChina (FCF)	15	In 100 million RMB	-458.6

Operating Indices	Rate of crude oil reserves replacement	10	%	Oil: 1 Natural Gas: 3 (Domestic model)		Planning Department

Domestic unit oil and gas lifting cost	5	US$/barrel	24.18	Budget Management Department

Cash processing cost for oil	5	RMB/ton	214.0

Cash marketing cost for oil	5	RMB/ton	346.45

Gap between the actual capital expenditure and budget	5	%	± 5	Planning Department

Indices to be Put under Control	Safety and environmental protection	employee death arising from industrial production accidents ≤ 0.04%; extraordinarily serious safe production accidents = 0; and extraordinarily serious environmental accidents=0.	Comprehensive performance expressed in marks to be increased by 5 marks if achieving the target for the relevant index put under control, and to be reduced by 5 marks if failing to achieve the target for the relevant index put under control.

Safety and Environment Protection Department

Performance review marks of the Offeree should be increased by 5 marks if PetroChina establishes the all-employee performance review system within 2010, and on the contrary, performance review marks of the Offeree should be decreased by 5 marks if PetroChina fails to establish the all-employee performance review system within 2010

Signature of Offeree: ZHOU JIping	Signature of Offeror: JIANG Jiemin